Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON APRIL 27, 2017

CORPORATE PARTICIPANTS

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

Jerome P. Grisko CBIZ, Inc. - President and CEO

Ware H. Grove CBIZ, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis Securities Corporation - Analyst

Joan Tong Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator

Good day, and welcome to the CBIZ First Quarter 2017 Results Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Lori Novickis, please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Patrick. Good morning, everyone, and thank you for joining us for the CBIZ first quarter 2017 results conference call. In connection with this call, today’s press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast and a link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures to comparable GAAP measures can be found in the financial tables of today’s press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management’s expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company’s filings with the Securities and Exchange Commission.

Joining us for today’s call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Thank you, Lori. Good morning, everyone. With our first quarter results announced earlier today, we’re off to a good start for 2017 with results in line with our expectations for the first quarter and near the high-end of our guidance for the full year.

For the first quarter of 2017, revenue increased by $17.2 million or 7.7% over the first quarter a year ago, with 2.1% of that increase coming from organic revenue growth. With improved pre-tax margin, we reported a 14.8% increase in income from continuing operations and fully diluted earnings per share were $0.45 in the first quarter, up 9.8% this year compared with $0.41 for the first quarter a year ago.

The acquisitions that we made in 2016 are performing well and have contributed $12.5 million or 5.6% to revenue growth in the first quarter. We also completed one small acquisition in February this year. It fits within our retirement plan services group and is expected to contribute approximately $1.4 million in annualized revenue.

Within our Financial Services segment, we are particularly pleased to see a continuation of strong client demand for our core tax and accounting services. In the first quarter, revenue grew by 4.2% on a same-unit basis, was up 3.3% compared to the same period a year ago.

As a reminder, with seasonal workload related to tax and accounting work at its highest level in the first quarter, our staff is typically working at peak capacity. This can constrain our ability to record growth in this peak time. But with that said, we are pleased to see increases in many of our key operating metrics in the first quarter, including an increase in yield and a total hours worked.

We also continued to see nice growth within our government health care consulting business, where we are a leading provider of consulting services to state Medicaid agencies and provide similar services related to Medicare to the Federal Government. We remain encouraged by the outlook for this business and expect that revenue growth for the full year of 2017 will once again be in the high single-digit.

Turning to our Benefits and Insurance segment. Total revenue increased by 16.8% in the first quarter compared with a year ago. The acquisitions that we made last year are performing above the expectations and are contributing nicely to our growth. Although, same-unit revenue declined slightly by 0.5%, this trend is an improvement over the first quarter of last year, and we expect to record organic revenue growth for the full year. We are also pleased that the cost management actions that we took last year in this segment, combined with the impact of our acquired operations, have resulted in higher-margin contributions for this group.

Our producer teams also continue to perform at very high levels and new business that was generated in the early part of this year will help drive growth in the latter parts of the year.

With these comments, I’ll conclude for now and turn it over to Ware Grove.

Ware H. Grove - CBIZ, Inc. - CFO

Thank you, Jerry, and good morning, everyone. As Jerry mentioned, we were very successful in closing 6 transactions last year. And in the first quarter of 2017, we closed one small acquisition transaction. During the first quarter, we used $7.7 million on acquisition-related spending, including earn out payments on acquisitions made in prior years. Future spending for earn out payments is projected at $8.5 million over the remainder of 2017; $8.6 million in 2018; $7.9 million in 2019; and then in 2020, an additional $2.0 million.

We are very pleased to report an increase of 70 basis points in our pretax income margin for the first quarter this year compared with last year. You can find the numbers outlined in our earnings release but eliminating the impact of accounting for gains or losses on the assets held in our deferred compensation plan, the gross margin was 21.4% this year compared with 20.8% last year and the G&A expense was 3.5% this year compared with 4.5% a year ago.

The favorable comparison in G&A in the first quarter is driven largely by lower expense related to executive compensation in the first quarter this year compared to a year ago.

Now for G&A, we expect that the next 3 quarters will be a more normal year-over-year comparison. This is a very good start to the year. And as a reminder, we strive to improve margin on pretax income within a range of at least 25 to 50 basis points every year.

Last year, in 2016, margin on pretax income increased by 70 basis points for the full year. Seasonally, the first quarter typically results in the use of working capital for CBIZ, as day sales outstanding on receivables related to tax and accounting work increases. At March 31 this year, DSOs were at 92 days, which is consistent with a year ago.

Bad debt expense for the first quarter this year was 30 basis points of revenue compared with 52 basis points of revenue a year ago.

Now you may notice, our first quarter tax rate was 39.2% this year compared with 40.4% in the first quarter a year ago. Reduction in the first quarter tax rate is due to the favorable impact of adopting the required new accounting for stock compensation. The future impact of this new accounting depends on a number of variable factors, and we believe that the full year tax rate will be in a range of 39% to 40%, which is consistent with our guidance and our tax rate over the past several years.

Adjusted EBITDA in the first quarter was $48.3 million, which is an 11.6% increase over $43.3 million in the first quarter a year ago.

We are pleased to be leveraging our growth in revenue. Adjusted EBITDA, as a percent of revenue, was 20.0% in the first quarter this year, compared with 19.3% in the first quarter a year ago. This is an improvement of 70 basis points.

At March 31 this year, the balance outstanding on our credit facility was approximately $212 million. This results in leverage of approximately 2.3x trailing 12-month EBITDA and provides us about $122.0 million of unused borrowing capacity on our credit facility. Seasonally, the first quarter represents our peak usage on the credit facility, and we expect to generate positive cash flow over the remainder of 2017 as receivables generated in the first quarter are converted to cash over the balance of the year.

Capital spending in first quarter was approximately $1.8 million, and we expect capital spending for the full year to be approximately $6 million. In the first quarter of this year, we repurchased 175,000 shares of our common stock at a cost of approximately $2.2 million. As I commented, we have plenty of flexibility in our financing capacity. But as a reminder, our first priority is to use capital for strategic acquisitions. We continue to take an opportunistic approach towards share repurchases. However, with a consistently strong performance in our share price this year, our share repurchase activity was minimal during the first quarter.

Fully diluted share count at March 31 this year was 55.2 million shares, an increase of approximately 4.7% in fully diluted share count over the 52.7 million shares in the first quarter a year ago. Future share repurchase activity is unpredictable. And without forecasting additional share repurchases over the balance of this year, we are continuing to project full year share count at approximately 55.5 million shares for the full year 2017. And our earnings per share guidance is based on this projected share count.

Earnings per share in the first quarter was $0.45 compared with $0.41 in the first quarter a year ago, an increase of 9.8%.

So to summarize, as we look at first quarter results and the remainder of 2017, we continue to project an increase in revenue within a range of 6% to 8% over the $799.0 million reported for the full year of 2016, and we’re pleased to be near the higher end of that range in the first quarter. We expect to improve margin for the year, and we expect to achieve growth in income from continuing operations within a range of 12% to 14% over the $40.6 million reported for the full year of 2016.

And finally, considering the expected share count of 55.5 million shares for the full year of 2017, we expect fully diluted earnings per share for the full year this year to increase within a range of 8% to 10% over the $0.76 per share reported for the full year of 2016.

So with these comments, I’ll conclude, and I’ll turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Thank you, Ware. Just a little bit more color on a couple of items. As we experienced in the first quarter and we’re consistently hearing from our offices, we are benefiting from a more favorable business climate and a generally more optimistic business outlook from our clients, past experience would suggest that these factors should translate into increased advisory work for our financial services business in the seasonally slower second half of the year.

In addition, our balance sheet remained strong, and we have approximately $120.0 million of unused borrowing capacity on our $400.0 million unsecured credit facility at the end of the first quarter. This provides us with the capacity and the flexibility to continue with our strategic acquisition program.

As you’ll recall, in addition to the one acquisition that we made earlier this year, we made 6 acquisitions last year on top of 4 acquisitions in 2015. Today, we continue to evaluate a full pipeline of potential acquisitions that may help us to broaden our geographic footprint and enhance the services that we provide to our clients, and we would expect to close a total of 3 to 5 transactions in 2017.

At this point, I’d like to turn it over for questions and answers.

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question for today comes from the line of Jim Macdonald of First Analysis.

Jim Macdonald - First Analysis Securities Corporation, Analyst

Could you update us a little bit with the ramp on the Medicare program? And did that affect your margins in the benefits group somehow?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Well, in fact, it did, Jim. But it wasn’t really a ramp. As you’ll recall, that was a $17.0 million contract that we signed. It’s a 5-year contract. You do the math, that’s about $3.5 million a year. We actually — obviously, we’ve won that contract. We are off to a slightly slower start on that contract than we had anticipated. So obviously, we have the staffing, we have the personnel, we have the infrastructure cost to support it. When you get a slightly slower start, that has the effect of compressing margins.

Jim Macdonald - First Analysis Securities Corporation, Analyst

So when do you expect that contract to be at full run rate?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

We don’t have exact timing on when it’s going to ramp up, but we do believe it will ramp up throughout the year to the expected level.

Jim Macdonald - First Analysis Securities Corporation, Analyst

Okay. And so then could you talk about the strong margins in the Benefits group? And was there anything that — specific that caused that?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Well, again, what I would say is just generally better performance in that group than the same period last year combined with the performance of the acquisitions that we added that group. And as we’ve always talked about, if we increase revenues within that group, we have the ability to expand our — obviously, our — much of our costs have fixed. So we expand our margins and really that’s what we’re seeing in the first quarter.

James Macdonald - First Analysis Securities Corporation, Analyst

And just one more for me. Do you — are there any quarters this year you expect sort of the insurance bonus payments? That wasn’t in the first quarter or...

Ware H. Grove - CBIZ, Inc. - CFO

Yes. Jim, the insurance bonus payments can be a little choppy. They typically come in kind of February through April/May time frame. And the timing could be unpredictable and different each year. But I think the year-over-year comparison is generally a good one at this point.

Operator

And our next question comes from the line of Joan Tong of Sidoti & Company.

Joan Tong - Sidoti & Company, LLC - Research Analyst

It’s Joan Tong with Sidoti. And just wanted to ask you about the pipeline of the advisory work, and you mentioned that during the prepared remarks and you also talked about the operating environment is generally getting better. And as we know that the small to medium-sized business is the sweet spot, and we are seeing that the confidence is coming back and just want to get your view, whether it’s sustainable? And also for the rest of the year, how should we think about the advisory work pipeline?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Thanks, Joan. This is Jerry. I will tell you that we track as best we can kind of confidence within that small, middle market business. And based on all the reports that we’re reading, based on our conversations with our offices, optimism and confidence among our clients is at really the 5-year high. And so that should reflect favorably on the discretionary work that would typically do in the second half of the year. That is within our guidance that we’ve already announced. So I think it just fairs favorably on our ability to hit our guidance for the remainder of the year.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. So would there be potential upsides given things some of these optimism, it’s really sustainable. We have 2 quarters in a row that having pretty strong sentiments right now, just want to gauge potential upsides to the guidance?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Joan, it’s really hard to tell, because obviously that tends to be more project-oriented work. We have a shorter view of when it’s going to come in. So we really can’t say today that it’s going to materially impact the guidance that we have for the remainder of the year, although, again, I will say that we just recently had a conversation with the leaders of those offices where they’re all on one call. We asked the question, and they reiterated that they feel optimistic about the remainder of the year.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. That’s fair. And then employee services and just — it’s good to see that the year-over-year organic decline or same-unit decline is getting less and less. And so for the remainder of the year just to look at some of the puts and takes you have different businesses within that segment, can you just give us a little bit of color, maybe year-over-year comp is getting easier? And also want to get a sense that historically you talked — in the past, you talked about that the portal technology developments within the new offerings for payroll as well as health care, and you have some pilot customers in the past, and just want to get an update where the progress there.

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Okay. I think there’s a number of different questions here, but let me try to tackle them. I would say at the highest level what we’re experiencing is the general improvement in each of the 4 service lines within Benefits and Insurance. That being, benefits, payroll, property and casualty and retirement plan services, all of them generally improved over the same period a year ago at some level. What we experienced last year, actually kind of in the first couple of quarters was that we had had some project work in 2015 during those periods of time that did not recur at the same level. Obviously, once you’ve kind of cleared 12 bonds, we don’t have that same hurdle. So again, kind of the year-over-year comparison is somewhat easier as it relates to the retirement plan services group and that large project work that occurred in ‘15 and did not occur in the same periods in ‘16. Having said that, that group is doing very well. We have a full pipeline of work, and we’re very pleased with outlook for that business as well. The last question, I believe, if I’m covering them on order, was what we call ESO, Employee Services Organization, and what I’d say there is that although it is still a small sampling size or small sample size, all of the metrics continue to be very encouraging for us there and very positive. So again, too small to really break it out and talk about in specifics, but we’re encouraged by the prospects.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. Great. And then I have a question regarding consolidations, acquisitions. And obviously, the market is very strong, and I just wanted to see if you have run into any hurdles in terms of valuation and some of those things in the pipeline might not be able to meet the returns because potentially the valuation has got really elevated given how strong the market is?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Yes. That’s a great question, Joan. I will tell you on the accounting and tax side not as much. So just fewer competitors out there, and we found that, although there is somewhat of a pricing increase in that segment of the business, it’s not material. We have seen, of late, material increases or appreciation and the valuation in certain of the insurance agency lines, particularly on the benefits and the property and casualty side. So while we believe we can still be active in that space, we are obviously going to be far more selective because there was pricing right now that just does not provide the returns that we think are appropriate.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. Okay. And then share buyback, historically, you’ve pretty opportunistic. Waiting for the dip being very prudent and obviously just feel like it that we are in a different world right now compared to 6, 7 months ago. I just want to see, if you have, going forward, have a different view in terms of your devaluation of your stock that you might not be that opportunistic going forward just because — just in general, we are in a better operating environment — better earnings power — across the board. Maybe it actually deserve a high valuation, I mean, with share buyback still on the table other than just waiting for the dip to happen?

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Yes. Joan, that’s a great question and something we ask ourselves all the time, and we are happy with the strength in the share price. There is volatility in the market all the time. We just haven’t experienced it in recent months. And typically, we try to use volatility or the dip as you explained it as an opportunity to buy back shares. So again, we’re pleased with the run-off and the relatively strong performance of the share price, we just haven’t seen that many opportunities. So I wouldn’t say, it’s completely off the table. But in recent months, we just haven’t had that many opportunities.

Operator

(Operator Instructions) There are no further questions. This concludes our question-and-answer session. I would like to turn the conference call back over to Mr. Jerry Grisko for any closing statements.

Jerome P. Grisko - CBIZ, Inc. - President and CEO

Okay. Thank you, Patrick. I’d like to take just a moment to thank our analysts and our investors for their continued support and to especially thank all of our team members across the nation for their hard work and their dedication to the company and to our clients. We look forward to speaking with you again after we report our second quarter results. Thank you, and have a great day.

Operator

Ladies and gentlemen, the conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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